Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Hill International, Inc. and Subsidiaries on Forms S-3 (No. 333-162298, No. 333-114816, No. 333-148156 and No. 333-175822), Form S-4 (No. 333-175-823) and Forms S-8 (No. 333-137512, No. 333-141814 and No. 333-155332) of our report dated March 12, 2012, on our audits of the consolidated financial statements and financial statement schedule as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011, and the effectiveness of Hill International, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2011 which report appears in this Annual Report on Form 10-K, to be filed on or about March 12, 2012.

/s/    EisnerAmper LLP

Edison, New Jersey

March 12, 2012